UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 8, 2004

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

215-564-6600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective June 1, 2004, the two main operating subsidiaries of the financial guaranty business of Radian Group Inc. (the “Company”), Radian Asset Assurance Inc. (“Radian Asset Assurance”) and Radian Reinsurance Inc. (“Radian Reinsurance”) were merged, with Radian Asset Assurance as the surviving company. Through this merger, the financial guaranty reinsurance business formerly conducted by Radian Reinsurance was combined with the direct financial guaranty business conducted by Radian Asset Assurance. The merger combined the assets, liabilities and shareholder’s equity of the two companies and the combined company (“Financial Guaranty”) is rated “Aa3” by Moody’s Investor Service (“Moody’s”), “AA” (with a negative outlook) by Standard & Poor’s Insurance Rating Service and “AA” by Fitch Ratings, the ratings assigned to Radian Asset Assurance prior to the merger. In May 2004, Moody’s provided Radian Asset Assurance with an initial insurance financial strength rating of “Aa3”. Concurrently, and in anticipation of the merger, Moody’s downgraded the insurance financial strength rating of Radian Reinsurance to “Aa3” from “Aa2”. As a result of this downgrade of the Moody’s rating related to the financial guaranty reinsurance business associated with the merger, two of the primary insurer customers of the financial guaranty reinsurance business had the right to recapture previously written business ceded to Financial Guaranty. One of these customers has agreed, without cost to or concessions by the Company, to waive its recapture rights. On November 8, 2004, the remaining primary insurer customer with recapture rights notified the Company of its intent to recapture, at an unspecified date in the near future, approximately $5.8 billion of par in force ceded to Financial Guaranty, including $49.8 million of written premiums as of September 30, 2004, $3.6 million of which would be recorded as an immediate reduction of earned premiums at the time of the recapture, which represents the difference between statutory unearned premiums and GAAP unearned premiums. This return of unearned premiums would also require an increase in policy acquisition costs of $1.0 million. The aggregate result would be a reduction in pre-tax income of $4.6 million, or approximately $0.03 per share after tax. The amount of future lost premiums due to this recapture will be approximately $94.0 million, which is made up of the unearned premium balance and the value of future installment premiums. Based on a projected recapture date of March 31, 2005, the total approximate reduction in pre-tax income for 2005 including the immediate impact would be $11.7 million or approximately $0.08 per share after tax. This customer also has the right to recapture an additional $5.6 billion of par in force ceded to Financial Guaranty, including $56.6 million of written premiums as of September 30, 2004, $16.0 million of which would be recorded as an immediate reduction of earned premiums. The Company is in discussions with this customer and cannot provide any assurances as to the outcome of these negotiations. The Company expects a decision on this matter before the end of 2004. Despite the recapture, the primary insurer customer also informally advised the Company that, going forward, the customer intends to continue its reinsurance relationship with the Company on the same terms.

All statements in this Form 8-K that address operating performance, events or developments that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In particular, statements regarding the intent of the remaining primary insurer customer with respect to its recapture rights and with respect to its relationship with the Company going forward, the expected timing of the exercise of recapture rights, and the anticipated approximate financial impact of the exercise are forward-looking statements that are subject to risks and uncertainties, some of which are beyond the Company’s control. You should also refer to the other risks discussed in documents filed by Radian with the SEC, including the factors detailed in our annual report on Form 10-K for the year ended December 31, 2003 in the section immediately preceding Part I of the report. The Company does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements made in this Form 8-K to reflect new information, future events or for any other reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: November 9, 2004	By:	/s/ Howard S. Yaruss
Howard S. Yaruss
Executive Vice President, General Counsel and Secretary